UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 22, 2008

National Fuel Gas Company
__________________________________________
(Exact name of registrant as specified in its charter)

New Jersey	1-3880	13-1086010
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6363 Main Street, Williamsville, New York		14221
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	716-857-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Performance Incentive Program

On December 22, 2008, the Compensation Committee of the Board of Directors of National Fuel Gas Company (the "Company") approved long-term performance incentives under the National Fuel Gas Company Performance Incentive Program (the "Program") for a performance period of October 1, 2008 to September 30, 2011. The Compensation Committee established levels of performance at which 50%, 100%, 150% and 200% of the target incentive will be payable, as described below. For performance levels between established levels, a portion of the target incentive will be payable as determined by mathematical interpolation.

The performance condition for the October 1, 2008 to September 30, 2011 performance period is the Company’s total return on capital as compared to the same metric for peer companies in the Natural Gas Distribution and Integrated Natural Gas Companies group as calculated and reported in the Monthly Utility Reports of AUS, Inc., a leading industry consultant ("AUS"). In determining the Company’s total return on capital for purposes of this comparison, the Compensation Committee will adjust the AUS calculation of the Company’s total return on capital so as to include any gains realized by the Company on the sale of operations that were reported under Generally Accepted Accounting Principles as discontinued operations.

Payment will be made in accordance with the Program if the Company achieves certain levels of performance relative to the peer group. For example, if the Company achieves a rank, as a percentile of the peer group, of 60%, then 100% of the target incentive will be paid. Other performance levels may result in payments ranging from 0% to 200% of the target incentive.

For the October 1, 2008 to September 30, 2011 performance period, the Compensation Committee approved the following target incentives for the following named executive officers of the Company: D. F. Smith, $648,000; R. J. Tanski, $375,000; M. D. Cabell, $240,000; and J. D. Ramsdell, $105,000.

Stock Appreciation Rights

On December 22, 2008, the Compensation Committee granted stock-settled stock appreciation rights ("SARs") under the Company’s 1997 Award and Option Plan (the "Plan") to certain officers of the Company, including the following grants to the following named executive officers of the Company: D. F. Smith, 150,000; R. J. Tanski, 75,000; M. D. Cabell, 60,000; and J. D. Ramsdell, 20,000. A brief description of the principal terms and conditions of the SARs is provided below.

The base price of each SAR is the fair market value of the Company’s common stock on the date of grant. "Fair market value," as defined in the Plan, means the average of the high and low sales prices of a share of the Company’s common stock. Absent a change in control of the Company or change in ownership of the Company, the SARs vest and become exercisable annually in one-third increments, commencing December 22, 2009, provided that a performance condition is met for the prior fiscal year. The performance conditions for fiscal years 2009, 2010 and 2011 relate to the Company’s Exploration and Production segment. The performance condition for each such fiscal year is an increase over the prior fiscal year of at least five percent in certain oil and natural gas production of the Exploration and Production segment. If the performance condition for a given fiscal year is not met, the incremental percentage of shares associated with that performance condition is automatically forfeited.

In the event of a change in control of the Company or change in ownership of the Company, in accordance with the Plan, the SARs would become exercisable and the grantees would have certain other rights to protect the value of the SARs. Each SAR will expire, if not exercised or forfeited, ten years and one day after the date of grant.

Upon the exercise of a SAR, the grantee will be entitled to receive from the Company a number of shares of common stock of the Company equal in value to the excess of the fair market value (on the date of exercise) of one share of stock over the base price, multiplied by the number of shares in respect of which the SAR is being exercised.

The SARs will terminate and may no longer be exercised if the grantee ceases to be an employee of the Company, except as otherwise provided in the Plan or the Administrative Rules of the Compensation Committee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Fuel Gas Company

December 29, 2008	By:	/s/ James R. Peterson

Name: James R. Peterson
Title: Assistant Secretary